UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

INTERMIX MEDIA, INC.

(Name of Registrant as Specified in its Charter)

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A spokeswoman for Intermix Media, Inc. issued the following statements in response to press inquiries relating to allegations contained in a press release issued by the Company’s former chairman Brad Greenspan:

Intermix Media, Inc. continues to be perplexed by Mr. Greenspan’s actions.

In late 2003, when Mr. Greenspan was relieved of his duties as Chairman and CEO of Intermix, the company was struggling with an accounting restatement, SEC investigation, NASDAQ delisting and numerous related class actions lawsuits.

Today, Intermix’s network enjoys more than 30 million unique visitors. The company is profitable, earning almost $27 million a quarter in revenue, and has entered into a merger agreement with News Corporation to be acquired for $12 per common share (which would result in aggregate consideration to our stockholders of nearly $580 million). When Mr. Greenspan left Intermix, the company’s trading price per share was less than $2.

Intermix is one of the great turnaround stories and has provided significant value to its investors. We are confident that the majority of our stockholders see the value in, and fully appreciate, our acquisition by News Corporation.

Mr. Greenspan has a history of making allegations against the Company and we do not think his allegations merit a response.

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IMPORTANT ADDITIONAL INFORMATION FILED WITH THE SEC

Intermix has filed a proxy statement in connection with the proposed merger, which has been mailed to Intermix’s stockholders. This Schedule 14A is expressly incorporated by reference into the proxy statement. Intermix’s stockholders are urged to read the proxy statement in its entirety and any other relevant materials when they become available as they contain important information about the merger and Intermix. Investors and security holders may obtain free copies of these documents—and other documents filed with the Securities and Exchange Commission (the “SEC”)—at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Intermix by going to Intermix’s Investor Relations page on its corporate Web site at www.intermix.com.

Intermix and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. A description of any interests that Intermix’s officers and directors have in the merger is available in the proxy statement. Information regarding Intermix’s directors and executive officers is contained in Intermix’s Annual Report on Form 10-K/A for the year ended December 31, 2004, which is filed with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Intermix’s corporate website at www.intermix.com.